Exhibit 10.3

JACOBS ENGINEERING GROUP INC.
FORM OF RESTRICTED STOCK UNIT AGREEMENT

(Time-Based Vesting)

(Awarded Pursuant to the 1999 Outside Director Stock Plan,
as Amended and Restated)

This Agreement is executed as of this ___ day of ___________ by and between JACOBS ENGINEERING GROUP INC. (the “Company”) and ___________ (“Director”) pursuant to the Jacobs Engineering Group Inc. 1999 Outside Director Stock Plan, as amended and restated (the “Plan”). Unless the context clearly indicates otherwise, capitalized terms used in this Agreement, to the extent they are defined in the Plan, have the same meaning as set forth in the Plan.

1.Restricted Stock Units

Pursuant to the Plan, and in consideration for services rendered to the Company or for its benefit, the Company hereby issues, as of the above date (the “Award Date”) to Director _______ restricted stock units in accordance with the Plan (the “Restricted Stock Units”).  Each Restricted Stock Unit represents the right to receive one share of Common Stock of the Company (subject to adjustment pursuant to the Plan) in accordance with the terms and subject to the conditions (including the vesting conditions) set forth in this Agreement and the Plan.

2.Vesting, Distribution

(a)

The Restricted Stock Units shall not be vested as of the Award Date and shall be forfeitable unless and until otherwise vested pursuant to the terms of this Agreement.  After the Award Date, the Restricted Stock Units will become 100% vested on the first to occur of the following: (i) the one-year anniversary of the Award Date or (ii) the date of the Company’s 2018 annual shareholder meeting occurring after December 31, 2017 (the first to occur being the “Vesting Date”), provided that Director remains a director of the Company continuously through such Vesting Date.  Restricted Stock Units that have vested and are no longer subject to forfeiture are referred to herein as “Vested Units.”  Restricted Stock Units that are not vested and remain subject to forfeiture are referred to herein as “Unvested Units.”

(b)

The provisions of the Plan relating to the Restricted Stock Units, including all amendments, revisions and modifications thereto as may hereafter be adopted, are hereby incorporated into this Agreement as if set forth in full herein.

(c)

In the event Director ceases to be a director of the Company prior to the Vesting Date for any reason, including by reason of death while in office, the Director becoming Disabled (unless the Board of Directors in its sole discretion determines that the Restricted Stock Units shall continue to vest following the death or disability of Director), resignation, disqualification or removal, Director shall, for no consideration, forfeit and surrender to the Company the Unvested Units held by Director on the date of such termination.

Jacobs Engineering Group Inc.Exhibit 10_3

Form of Restricted Stock Unit Agreement

(d)

Except as set forth in Section 4, below, Director shall have no rights partial or otherwise as a stockholder (including, without limitation, any voting rights or rights to receive dividends with respect to the shares of Common Stock subject to the Restricted Stock Units) with respect to either the Restricted Stock Units granted hereunder or the shares of Common Stock represented by the Award, unless and until the Restricted Stock Units have vested pursuant to this Section 2 and the shares of Common Stock represented by the Award are issued in respect of Vested Units, and then only to the extent of such issued shares and only with respect to dividends or other matters occurring after the date of issuance.

(e)

On the Vesting Date, Director shall be entitled to receive one share of Common Stock (subject to adjustment pursuant to Section 5 of the Plan) for each Vested Unit in accordance with the terms and provisions of this Agreement and the Plan.  The Company will transfer such Shares to Director or Director’s designee subject to Director’s satisfaction of any required tax withholding obligations as set forth in Section 5 hereof and any other restrictions, if any, imposed by the Company pursuant to the terms and conditions of the Plan and this Agreement.

(f)	The Restricted Stock Units may not be sold, assigned, hypothecated, transferred or otherwise disposed of other than by will or by the laws of descent and distribution.

3.Section 409A Compliance

Notwithstanding any other provision of the Plan or this Agreement to the contrary, the Plan and this Agreement shall be construed as necessary to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to avoid the imposition of any taxes or other penalties under Section 409A of the Code.  The Board of Directors, in its sole discretion, shall determine the requirements of Section 409A of the Code applicable to the Plan and this Agreement and shall interpret the terms of each consistently therewith. Under no circumstances, however, shall the Company have any liability under the Plan or this Agreement for any taxes, penalties or interest due on amounts paid or payable pursuant to the Plan and/or this Agreement, including any taxes, penalties or interest imposed under Section 409A of the Code.

4.Dividend Equivalent Rights

Each Restricted Stock Unit shall entitle the Director to a “Dividend Equivalent Right,” to the extent the Company pays a cash dividend with respect to its outstanding Common Stock while the Restricted Stock Unit remains outstanding. The term “Dividend Equivalent Right” shall mean a dollar amount equal to the per-share cash dividend paid by the Company. Any Dividend Equivalent Right will be subject to the same vesting, payment, and other terms and conditions as the Restricted Stock Unit to which it relates.  Any Dividend Equivalent Right that vests will be paid to the Director in cash at the same time the underlying share of Common Stock is delivered to the Director. The Director will not be credited with Dividend Equivalent Rights with respect to any Restricted Stock Unit that, as of the record date for the relevant dividend, is no longer outstanding for any reason (e.g., because it has been settled in Common Stock or has been

Jacobs Engineering Group Inc.Exhibit 10_3

Form of Restricted Stock Unit Agreement

terminated), and the Director will not be entitled to any payment for Dividend Equivalent Rights with respect to any Restricted Stock Unit that terminates without vesting.

5.Payment of Withholding Taxes

The payment of withholding taxes, if any, due upon the issuance of the Common Stock underlying a Restricted Stock Unit may be satisfied by instructing the Company to withhold from the shares of Common Stock issued that number of shares having a total Fair Market Value equal to the amount of income and withholding taxes due (up to the minimum required tax withholding rate for the Director, or such other rate that will not cause an adverse accounting consequence or cost) as determined by the Company. Under no circumstances can the Company be required to withhold from the shares of Common Stock that would otherwise be delivered to Director a number of shares having a total Fair Market Value that exceeds the amount of withholding taxes due as determined by the Company at the time the shares of Common Stock were issued. Director acknowledges and agrees that, except as would result in adverse tax consequences under Section 409A of the Code, the Company may delay the delivery of the shares of Common Stock that would otherwise be delivered to Director until Director has made arrangements satisfactory to the Company to satisfy any tax withholding obligations of Director.

6.Services as Director

Nothing in this Agreement shall be interpreted as creating an employer/employee relationship between the Company and Director.

7.Miscellaneous Provisions

This Agreement is governed in all respects by the Plan and applicable law. In the event of any inconsistency between the terms of the Plan and this Agreement, the terms of the Plan shall prevail. All terms defined in the Plan and used in this Agreement (whether or not capitalized) have the meanings as set forth in the Plan. Subject to the limitations of the Plan, the Company may, with the written consent of Director, amend this Agreement. This Agreement shall be construed, administered and enforced according to the laws of the State of California.

8.Agreement of Director

By signing below or electronically accepting this Award, Director (1) agrees to the terms and conditions of this Agreement, (2) confirms receipt of a copy of the Plan, the prospectus and all amendments and supplements thereto, and (3) appoints the Secretary of the Company and each Assistant Secretary of the Company as Director’s true and lawful attorney-in-fact, with full power of substitution in the premises, granting to each full power and authority to do and perform any and every act whatsoever requisite, necessary, or proper to be done, on behalf of Director which, in the opinion of such attorney-in-fact, is necessary to effect the forfeiture of the Restricted Stock Units to the Company, or the delivery of the Common Stock to Director, in accordance with the terms and conditions of this Agreement.

Jacobs Engineering Group Inc.Exhibit 10_3

Restricted Stock Unit Agreement

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date set forth above.

JACOBS ENGINEERING GROUP INC.

By: